EXHIBIT 99.1

NEWS Contact:	RELEASE Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE UPDATES
SECOND QUARTER 2008 EARNINGS GUIDANCE AND
ANNOUNCES EARNINGS RELEASE AND CONFERENCE CALL SCHEDULE

HOUSTON, TEXAS - July 22, 2008 - U.S. Concrete, Inc. (NASDAQ: RMIX) today announced that its second quarter 2008 earnings from continuing operations are expected to be approximately $0.08 - $0.09 per diluted share, which is below the Company’s previously issued guidance. As discussed below, the Company plans to release its final second quarter 2008 results on August 6, 2008, which will remain subject to completion of the Company’s quarterly closing procedures.

U.S. Concrete’s President and Chief Executive Officer, Michael W. Harlan, stated, “Beginning in May, our ready-mixed concrete sales volumes began to fall below our expectations, resulting in an approximate nine percent volume shortfall and resulting in lower second quarter profitability. As compared to the second quarter of 2007, on a same-plant-sales basis, ready-mixed concrete sales volumes were down approximately six percent. Except for our west Texas operations, all regions experienced greater volume declines than anticipated. Our average ready-mixed concrete selling price improved 2.6 percent from the comparative quarter last year. However, our raw materials spread (revenue less materials costs) declined, driven by higher aggregate costs and increased diesel fuel costs. As a result, we expect second quarter EBITDA to be in the range of $18.5 million to $19.5 million. We face a challenging environment for sales volumes and we expect to see continued quarterly decreases in demand on a year-over-year basis for the balance of the year. We are aggressively managing our costs and capital spending in light of these economic conditions.”

This earnings outlook update is in accordance with the Company’s practice to update guidance if it is reasonably certain that earnings per share will be outside its latest published estimates. In addition to second quarter financial results, the Company’s outlook for the third quarter of 2008 will be discussed in its regular quarterly press release and conference call.

The Company defines EBITDA as net income (loss) plus the provision for income taxes, net interest expense and noncash impairments, depreciation, depletion and amortization. The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. The second quarter 2008 EBITDA used in this release of approximately $18.5 million to $19.5 million is calculated as follows: net income (estimated to be approximately $3.0 million to $3.5 million), plus the provision for income taxes (estimated to be approximately $2.0 million to $2.5 million), net interest expense (estimated to be approximately $6.5 million) and noncash impairments, depreciation, depletion and amortization (estimated to be approximately $7.0 million). EBITDA should be viewed in addition to, and not as an alternative for, cash flow from operations as determined in accordance with GAAP. All amounts provided above in this section have been rounded to the nearest million-dollar amount.

EARNINGS RELEASE AND CONFERENCE CALL SCHEDULE

The Company intends to release its second quarter results on Wednesday, August 6, 2008, at 6:00 a.m., Eastern time. In conjunction with the release, U.S. Concrete has scheduled an investor conference call for the same day, which will be broadcast live over the Internet at 10:00 a.m., Eastern time (9:00 a.m., Central time).  The call can be accessed live via phone by dialing (303) 262-2053 and asking for the U.S. Concrete call 10 minutes prior to the start time or live over the Internet by logging on to U.S. Concrete’s Web site at www.us-concrete.com.

A telephonic replay of the conference call will be available through Wednesday, August 13, 2008, and may be accessed by calling (303) 590-3000 and using the passcode 11117576#. An archive of the Webcast will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the investor relations section of that site.

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete. The Company has 133 fixed and eight portable ready-mixed concrete plants, eight pre-cast concrete plants, one concrete block plant and seven producing aggregates facilities. During 2007 (including acquired volumes), these plant facilities produced approximately 7.5 million cubic yards of ready-mixed concrete, 2.7 million eight-inch equivalent block units and 3.8 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements that are based on management's belief as well as assumptions made by, and information currently available to, management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking statements include, but are not limited to, the statements regarding: second quarter 2008 expected earnings from continuing operations; expected EBITDA (and the estimated components for the calculation of EBITDA) for the second quarter of 2008; expected ready-mixed concrete sales volumes and average ready-mixed concrete selling prices for the second quarter of 2008; and expectations of continued declines in ready-mixed concrete sales volumes and quarterly demand declines on a year-over-year basis. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s subsequent Quarterly Reports on Form 10-Q.

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